Exhibit 16.1

April 30, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated April 30, 2021, of AnPac Bio-Medical Science Co., Ltd. (the “Company”) for the fiscal year ended December 31, 2020 and are in agreement with the statements made in the first sentence of paragraph 1, paragraph 2, paragraph 3, paragraph 4, paragraph 5 and paragraph 6 of that section. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China